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                                                                    Exhibit 99.2

                BURLINGTON RESOURCES COAL SEAM GAS ROYALTY TRUST
                           ANNOUNCES AGREEMENT TO SELL
                                TRUST PROPERTIES

FOR IMMEDIATE RELEASE

         Dallas, Texas, March 25, 1999 -- NationsBank, N.A. (the "Trustee"), as trustee of Burlington Resources Coal Seam Gas Royalty Trust (the "Trust"), announced today that the Trustee has accepted on behalf of the Trust an offer by San Juan Partners, L.L.C. ("San Juan") to purchase all of the assets of the Trust estate for an all-cash purchase price of $73 million. San Juan is an affiliate of Dominion Resources, Inc. and a major unitholder of the Trust. The are 8,800,000 Units outstanding, 5,867,968 of which are owned by San Juan. The sale of the assets of the Trust estate to San Juan as described above remains contingent upon final negotiation of transaction documents and entry by the parties into a definitive purchase and sale agreement. The transaction is also contingent upon the Trustee's receipt of a fairness opinion from its advisor, Albrecht & Associates, Inc., a Houston, Texas based company specializing in divestment of oil and gas properties ("Albrecht").

         The parties intend to consummate the transaction as soon as possible. Under the Trust Agreement, the close of business on the fifteenth day following receipt by the Trust of the proceeds from the sale will be established as the record date (the "Special Distribution Record Date") for a special distribution to unitholders of the net proceeds from the sale. On or before the fifteenth day following the Special Distribution Record Date, the Trustee will distribute pro rata to unitholders of record on such date a special distribution of the proceeds from the sale of the assets of the Trust estate net of the funds necessary to pay any fees, expenses, liabilities and other obligations of the Trust, including fees and expenses of the Trustee and its accountants and legal counsel and Albrecht's fee in connection with the sale, and such funds as the Trustee may deem necessary to hold in reserve to pay any other such fees, expenses, liabilities or obligations of the Trust as may be incurred in connection with the final administration, winding up and dissolution of the Trust. The Trustee anticipates that a small final distribution will be made at a later date to unitholders as of the Special Distribution Record Date of the balance, if any, of the amount of any such funds held in reserve that are not actually used.

         The sale of the assets of the Trust estate is required under the terms of the Trust Agreement as a result of the December 28, 1998 vote of unitholders approving a unitholder proposal that included the termination of the Trust and certain related matters. Under the Trust Agreement, all proceeds from production attributable to the Trust's royalty interests since December 28, 1998 are being held for the benefit of the purchaser of the assets of the Trust estate and will be delivered to San Juan upon consummation of the transaction. Under the Trust Agreement, the Trustee was required to engage an advisor to assist in the sale of the Trust assets and the Trustee engaged and has been assisted in such capacity by Albrecht. The acceptance of San Juan's offer follows several weeks of active marketing of the Trust assets to potential buyers by Albrecht.

         Burlington Resources Coal Seam Gas Royalty Trust is a Delaware business trust formed to own a net profits interest related to an interest in the Fruitland coal formation underlying the Northeast Blanco Unit in the San Juan Basin of New Mexico formerly owned by Burlington


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Resources Oil & Gas Company. Burlington Resources Oil & Gas Company conveyed its retained interest in the properties to San Juan effective as of July 1, 1998.
The Trust's units of beneficial interest are traded on the New York Stock Exchange under the symbol "BRU." The Trustee will instruct the Trust's transfer agent to stop transfer of the Trust's units immediately following the Special Distribution Record Date. The Trustee anticipates that the New York Stock Exchange will initiate procedures for the delisting of the units at such time or shortly thereafter.

For additional information, contact:

Burlington Resources Coal Seam Gas Royalty Trust
NationsBank, N.A., as Trustee
Ron E. Hooper, Vice President and Trust Administrator
214-508-2400 or fax 214-508-2431


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